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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            FIRST UNION REAL ESTATE
                        EQUITY and MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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
THE PLAIN DEALER
Wednesday, February 25, 1998

SHAREHOLDER PRESSURES REIT

First Union is criticized in SEC filing for wasting money, not building trust's value

By Bill Lubinger
Plain Dealer Reporter

     Franklin Mutual Advisors Inc., a major shareholder of First Union Real Estate Investments, has sided with a dissident group in a proxy fight to replace the realty trust's management.

     Franklin Mutual criticized First Union of Cleveland in a Securities and Exchange Commission filing for failing to use its stock structure to increase the trust's value and for wasting money on a lawsuit against dissenting shareholder, Gotham Partners, L.P.

     By making its position known, Franklin Mutual, a Short Hills, N.J., mutual fund group advised by Michael Price, intensifies the pressure on First Union management.

     First Union's four largest shareholders - including Gotham, Franklin Mutual, Apollo Real Estate Advisors L.P. in New York and the New York investment firm Cerberus Partners L.P. - control almost one-third of the REIT's common shares.

     To replace management, half the voting shareholders at First Union's annual meeting on April 14 would have to approve it.

     If the vote were today, "Apollo would side with Gotham," said Craig M. Silvers, a Sutro & Co. analyst in Los Angeles, "and, generally, a short-term investor [like Cerberus] would side with the aggressor."

     Franklin Mutual owns 2.9 million shares, or 9.3 percent, of First Union. Officials with Gotham and Apollo, which owns 1.25 million shares, or 7.6 percent, of First Union, declined to comment.

SHAREHOLDER CRITICIZES FIRST UNION IN SEC FILING

     A representative of Cerberus, which holds 1.6 million shares, or 5.7 percent, couldn't be reached.

     "They're a shareholder. They can vote any way they like," said Thomas T. Kmiecik, First Union's senior vice president and treasurer. "We think it's far too premature to comment or speculate on voting results at this time."

     The REIT's largest shareholders have grown frustrated over management's failure to benefit from an unusual stock structure.

     First Union is one of only four REIT's with a so-called "paired-share" stock that allows such companies to earn income from separate businesses - such as parking garages, hotels and race tracks - as a single stock and with certain corporate tax advantages that only REITs enjoy.

     The nation's other three paired-share REITs have seen their stock prices climb mainly because of acquisitions that fit the paired-share structure.

     Critics say First Union's stock has not done as well because it has not executed its strategy of buying parking operations quickly enough. Meanwhile, the Clinton administration proposed eliminating the paired-share tax loophole, and First Union's stock tanked.

     First Union shares closed yesterday at $11.94, up 19 cents in New York Stock Exchange trading.

     First Union and New York-based Gotham are suing each other over whether Gotham can solicit proxies. Gotham, among other things, wants to replace the First Union board, including First Union Chairman and Chief Executive Officer James C. Mastandrea. The lawsuits are pending.

     Franklin Mutual, according to the SEC document filed Monday, expects to support Gotham in the proxy fight and called First Union's attempt to block the vote "a misguided effort to entrench itself."

     "That the issuer's management would dissipate resources in such a manner is a telling reflection of its priorities," the shareholder said in the filing. "Clearly, the priorities of management need to be reassessed and realigned in conformity with the issuer's shareholders."